Exhibit 23.2

Baker Tilly US, LLP
3655 Nobel Dr; Ste 300
San Diego, CA 92122
United States of America

T: +1 (858) 597 4100
F: +1 (858) 597 4111

bakertilly.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Alpine Acquisition Corporation of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) dated October 11, 2022, relating to the financial statements of Two Bit Circus Inc., as of and for the years ended December 31, 2021 and 2020, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP

Los Angeles, CA

October 11, 2022